Exhibit 10.63

Las Vegas Sands, Inc.

Deferred Compensation Plan

Master Plan Document

Adopted November 18, 2004

Effective January 1, 2005

Copyright © 2004
By Clark Consulting, Inc.
Executive Benefits Practice
All Rights Reserved

TABLE OF CONTENTS

ARTICLE 1	Definitions

ARTICLE 2	Selection, Enrollment, Eligibility

2.1	Selection by Committee
2.2	Enrollment and Eligibility Requirements; Commencement of Participation
2.3	Termination of a Participant’s Eligibility

ARTICLE 3	Deferral Commitments/Company Contribution Amounts /Vesting/Crediting/Taxes

3.1	Minimum Deferrals
3.2	Maximum Deferral
3.3	Election to Defer; Effect of Election Form
3.4	Withholding and Crediting of Annual Deferral Amounts
3.5	Company Contribution Amount
3.6	Crediting of Amounts afterBenefit Distribution
3.7	Vesting
3.8	Crediting/Debiting of Account Balances
3.9	FICA and Other Taxes

ARTICLE 4	Scheduled Distribution; Unforeseeable Financial Emergencies

4.1	Scheduled Distribution
4.2	Other Benefits Take Precedence Over Scheduled Distributions
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies

ARTICLE 5	Change In Control Benefit

5.1	Change in Control Benefit
5.2	Payment of Change in Control Benefit

ARTICLE 6	Retirement Benefit

6.1	Retirement Benefit
6.2	Payment of Retirement Benefit

ARTICLE 7	Termination Benefit

7.1	Termination Benefit
7.2	Payment of Termination Benefit

ARTICLE 8	Short-Term Disability Waiver; Disability Benefit

i

8.1	Short-Term Disability Waiver
8.2	Disability Benefit

ARTICLE 9	Death Benefit

9.1	Death Benefit
9.2	Payment of Death Benefit

ARTICLE 10	Beneficiary Designation

10.1	Beneficiary
10.2	Beneficiary Designation; Change; Spousal Consent
10.3	Acknowledgement
10.4	No Beneficiary Designation
10.5	Doubt as to Beneficiary
10.6	Discharge of Obligations

ARTICLE 11	Leave of Absence

11.1	Paid Leave of Absence
11.2	Unpaid Leave of Absence

ARTICLE 12	Termination of Plan, Amendment or Modification

12.1	Termination of Plan
12.2	Amendment
12.3	Plan Agreement
12.4	Effect of Payment

ARTICLE 13	Administration

13.1	Committee Duties
13.2	Agents
13.3	Binding Effect of Decisions
13.4	Indemnity of Committee
13.5	Employer Information

ARTICLE 14	Other Benefits and Agreements

14.1	Coordination with Other Benefits

ARTICLE 15	Claims Procedures

15.1	Presentation of Claim
15.2	Notification of Decision
15.3	Review of a Denied Claim

ii

15.4	Decision on Review
15.5	Legal Action

ARTICLE 16	Trust

16.1	Establishment of the Trust
16.2	Interrelationship of the Plan and the Trust
16.3	Distributions From the Trust

ARTICLE 17	Miscellaneous

17.1	Status of Plan
17.2	Unsecured General Creditor
17.3	Employer’s Liability
17.4	Nonassignability
17.5	Not a Contract of Employment
17.6	Furnishing Information
17.7	Terms
17.8	Captions
17.9	Governing Law
17.10	Notice
17.11	Successors
17.12	Spouse’s Interest
17.13	Validity
17.14	Incompetent
17.15	Court Order
17.17	Insurance

iii

LAS VEGAS SANDS, INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2005

Purpose

The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Las Vegas Sands, Inc., a Nevada corporation, and its parent or subsidiaries, if any, that sponsor this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1                                 “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance, and (ii) the Company Contribution Account balance.  The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2                                 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus and Director Fees that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.  In the event of a Participant’s Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3                                 “Annual Installment Method” shall be an annual installment payment over the number of years selected by a Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, a Participant’s vested Account Balance shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant’s vested Account Balance shall be calculated on the first business day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.  Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.  By way of example, if a Participant elects a ten (10) year Annual Installment Method for the Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition.  The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

1.4                                 “Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options and other equity based awards, relocation expenses, incentive payments, non-monetary awards, Director Fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.5                                 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6                                 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7                                 “Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance.  A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following:

(a)                                  If the Participant Retires, his or her Benefit Distribution Date shall be the last day of the six-month period immediately following the date on which the Participant Retires; provided, however, in the event the Participant changes his or her Retirement Benefit election in accordance with Section 6.2(a), his or her Benefit Distribution Date shall be no sooner than the five (5) year anniversary of the last day of the six-month period immediately following the date on which the Participant Retires; or

(b)                                 If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment; or

(c)                                  The date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account Balance; or

(d)                                 The date on which the Participant becomes Disabled; or

(e)                                  The date on which the Company experiences a Change in Control, as determined by the Committee in its sole discretion, if (i) the Participant has elected to receive a Change in Control Benefit, as set forth in Section 5.1 below, and (ii) if a Change in Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability.

1.8                                 “Board” shall mean the board of directors of the Company.

1.9                                 “Bonus” shall mean any compensation, in addition to Base Salary, earned by a Participant for services rendered during a Plan Year, under any Employer’s annual bonus, base bonus or cash incentive plans.

1.10                           “Change in Control” shall be deemed to occur upon:

(a)                    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock of LVSC, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding LVSC Common Stock”) or (B) the combined voting power of the then outstanding voting securities of LVSC entitled to vote generally in the election of directors (the “Outstanding LVSC Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control:  (I) any acquisition by LVSC or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by LVSC or any Affiliate, (III) any acquisition by Sheldon G. Adelson (“Adelson”) or any Related Party or any group of which Adelson or a Related Party is a member (a “Designated Holder”) or (IV) any acquisition which complies with clauses (A) and (B) of subsection (e) of this Section 1.10;

(b)                   individuals who, on the date hereof, constitute the board of directors of LVSC (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the board of directors of LVSC, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the board of directors of LVSC (either by a specific vote or by approval of a registration statement of LVSC describing such person’s inclusion on the board of directors of LVSC, or a proxy statement of LVSC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of LVSC as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors of LVSC shall be deemed to be an Incumbent Director;

(c)                    the dissolution or liquidation of LVSC;

(d)                   the sale, transfer or other disposition of all or substantially all of the business or assets of LVSC, other than any such sale, transfer or other disposition to one or more Designated Holders; or

(e)                    the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving LVSC that requires the approval of LVSC’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding LVSC Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding LVSC Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding LVSC Voting Securities among the holders thereof immediately prior to the Business Combination, and (B) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were members of the board of directors of LVSC at the time of such board’s approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a Change in Control, including this definition, in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury Regulations or other guidance issued pursuant to such Code Section 409A after the effective date of this Plan.

For purposes of this Section 1.10:

(i)                                     “Affiliate” shall mean (a) any entity that directly or indirectly is controlled by, controls or is under common control with LVSC and (b) to the extent provided by the Committee, any entity in which LVSC has a significant equity interest.

(ii)                                  “Common Stock” shall mean the common stock, par value $0.001 per share, of LVSC and any stock into which such common stock may be converted or into which it may be exchanged.

(iii)                               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(iv)                              “LVSC” shall mean Las Vegas Sands Corp., a Nevada Corporation and the parent of the Company.

(v)                                 “Related Party” shall mean: (A) any spouse, child, stepchild, sibling or descendant of Adelson; (B) any estate of Adelson or any person described in clause (A); (C) any person who receives a beneficial interest in the Company or any Subsidiary from any estate described in clause (B) to the extent of such interest; (D) any executor, personal administrator or trustee who hold such beneficial interest in the Company or any Subsidiary for the benefit of, or as fiduciary for, any person under clauses (A), (B) or (C) to the extent of such interest; (E) any corporation, trust or similar entity owned or controlled by Adelson or any person referred to in clause (A), (B), (C) or (D) or for the benefit of any person referred to in clause (A); or (F) the spouse or issue of one or more of the persons described in clause (A).

(vi)                              “Subsidiary” shall mean any subsidiary of the Company as defined in Section 424(f) of the Code.

1.11                           “Change in Control Benefit” shall have the meaning set forth in Article 5.

1.12                           “Claimant” shall have the meaning set forth in Section 15.1.

1.13                           “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.14                           “Committee” shall mean the committee described in Article 13.

1.15                           “Company” shall mean Las Vegas Sands, Inc., a Nevada corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16                           “Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus (ii) amounts credited or debited to the Participant’s Company Contribution Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.17                           “Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.18                           “Death Benefit” shall mean the benefit set forth in Article 9.

1.19                           “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.20                           “Director” shall mean any non-employee member of the board of directors of any Employer.

1.21                           “Director Fees” shall mean the annual fees earned by a Director from any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.22                           “Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s Employer.

1.23                           “Disability Benefit” shall mean the benefit set forth in Article 8.

1.24                           “Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.25                           “Employee” shall mean a person who is an employee of any Employer.

1.26                           “Employer(s)” shall mean the Company, its parent and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.27                           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.28                           “Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.29                           “Plan” shall mean the Las Vegas Sands, Inc. Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30                           “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant.  Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement.  The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.31                           “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32                           “Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, separation from service with all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-two (62) or (b) age fifty-five (55) with ten (10) Years of Service; and shall mean with respect to a Director, severance of his or her directorships with all Employers.

Notwithstanding the foregoing, a Participant who would otherwise qualify for Retirement, shall not be deemed to be Retired for purposes of vesting under Section 3.7(c) if the Participant’s employment is terminated for Cause.  For purposes of this Section, “Cause” shall be defined in accordance with any applicable employment agreement between the Participant and an Employer.  In the absence of such an agreement, “Cause” shall mean a Participant’s termination of employment due to:

(a)                                  His conviction or plea of guilty or no contest to a felony involving fraud or embezzlement with respect to his employment with the Employer; or

(b)                                 His conviction or plea of guilty or no contest to an intentional and willful violation of federal securities laws involving his duties at the Employer or Company securities.

Notwithstanding the preceding sentence, the Committee may, in its discretion, determine that a termination of employment following an event described in (a) or (b) above shall not be deemed for “Cause.”

1.33                           “Retirement Benefit” shall mean the benefit set forth in Article 6.

1.34                           “Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.35                           “Short-Term Disability” shall mean a determination that a Participant is disabled made by the carrier of any individual or group short-term disability insurance policy, sponsored by the Participant’s Employer or, if there is no such policy by the Committee in its sole discretion.  Upon request by the Employer, the Participant must submit proof of the carrier’s determination.

1.36                           “Terminate the Plan”, “Termination of the Plan” shall mean a determination by an Employer’s board of directors that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) all deferral elections for such Participants shall terminate, and (iii) such Participants shall no longer be eligible to receive Company contributions to their Company Contribution Account under this Plan.

1.37                           “Termination Benefit” shall mean the benefit set forth in Article 7.

1.38                           “Termination of Employment” shall mean the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.39                           “Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.40                           “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of a Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.41                           “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.  The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1                                 Selection by Committee.  Participation in the Plan shall be limited to Directors and, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees.  From that group, the Committee shall select, in its sole discretion, those Employees who may actually participate in this Plan.

2.2                                 Enrollment and Eligibility Requirements; Commencement of Participation.

(a)                                  As a condition to participation, each Director or selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)                                 A Director or selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete these requirements within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year.  In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus and/or Director Fees that are paid with respect to services performed prior to his or her participation commencement date.

(c)                                  Each Director or selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Director or Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.  Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.

(d)                                 If a Director or an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Director or Employee shall not be eligible to participate in the Plan during such Plan Year.

2.3                                 Termination of a Participant’s Eligibility.  If the Committee determines that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of Directors in this Plan could jeopardize the status of this Plan as a plan intended to be “unfunded” and “maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee makes such determination, (ii) prevent the Participant from making future deferral elections, and/or (iii) take further action that the Committee deems appropriate.  Notwithstanding the foregoing, in the event of a Termination of the Plan in accordance with Section 1.36, the termination of the affected Participants’ eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 1.36 and Section 12.1.  In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan.

ARTICLE 3
Deferral Commitments/Company Contribution Amounts/

Vesting/Crediting/Taxes

3.1                                 Minimum Deferrals.

(a)                                  Annual Deferral Amount.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary and/or Bonus	$5,000 aggregate
Director Fees	$0

If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.  If the Committee determines, in its sole discretion, at any time after the beginning of a Plan Year that a Participant has deferred less than the stated minimum amounts for that Plan Year, any amount credited to the Participant’s Account Balance as the Annual Deferral Amount for that Plan Year shall be distributed to the Participant within 60 days after the last day of the Plan Year in which the Committee determination was made.

(b)                                 Short Plan Year.  Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year,the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2                                 Maximum Deferral.

(a)                                  Annual Deferral Amount.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	75%
Bonus	100%
Director Fees	100%

(b)                                 Short Plan Year.  Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.3                                 Election to Defer; Effect of Election Form.

(a)                                  First Plan Year.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan.  For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)                                 Subsequent Plan Years.  For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made.  If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)                                  Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to performance-based compensation may be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, no later than six (6) months before the end of the performance service period.  “Performance-based compensation” shall be compensation based on services performed over a period of at least twelve (12) months, in accordance with Code Section 409A and related guidance.

3.4                                 Withholding and Crediting of Annual Deferral Amounts.  For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld in equal amounts through payroll deductions from each regularly scheduled Base Salary installment, as adjusted from time to time for increases and decreases in Base Salary.  The Bonus and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.  Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

3.5                                 Company Contribution Amount.

(a)                                  For each Plan Year, an Employer may be required to credit amounts to a Participant’s Company Contribution Account in accordance with employment or other agreements entered into between the Participant and the Employer.  Such amounts shall be credited on the date or dates prescribed by such agreements.

(b)                                 For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Company Contribution Amount for that Plan Year.  The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year.  The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

3.6                                 Crediting of Amounts after Benefit Distribution.  Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, or (ii) the Company Contribution Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.

3.7                                 Vesting.

(a)                                  A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)                                 A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer.  If not addressed in such agreements, a Participant shall vest in his or her Company Contribution Account in accordance with the schedule declared by the Committee in its sole discretion.

(c)                                  Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change in Control, or upon a Participant’s Retirement (excluding a Participant whose employment is terminated for “Cause” as provided in Section 1.32), death while employed by an Employer, or Disability, a Participant’s Company Contribution Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

(d)                                 Notwithstanding subsection 3.7(c) above, the vesting schedule for a Participant’s Company Contribution Account shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective.  In the event that all of a Participant’s Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Section 280G.  In such case, the Committee must provide to the Participant within ninety (90) days of such a request an opinion from the accounting firm regularly used by the Company for preparation of tax returns (the “Accounting Firm”).  The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations.  The cost of such opinion shall be paid for by the Company.

(e)                                  Section 3.7(d) shall not prevent the acceleration of the vesting schedule applicable to a Participant’s Company Contribution Account if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer.

3.8                                 Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)                                  Measurement Funds.  The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance.  As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.  Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.

(b)                                 Election of Measurement Funds.  A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.8(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion.  The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)                                  Proportionate Allocation.  In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)                                 Crediting or Debiting Method.  The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e)                                  No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company, if applicable.

3.9                                 FICA and Other Taxes.

(a)                                  Annual Deferral Amounts.  For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount.  If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9.

(b)                                 Company Contribution Account.  When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Company Contribution Amount.  If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Account, as applicable, in order to comply with this Section 3.9, if applicable.

(c)                                  Distributions.  The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state, local or foreign income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s).

ARTICLE 4
 Scheduled Distribution; Unforeseeable Financial Emergencies

4.1                                 Scheduled Distribution.  In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount.  The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.8 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion.  Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant.  The Plan Year designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.3 relates.  By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2005, the

Scheduled Distribution would become payable during a sixty (60) day period commencing January 1, 2009.

4.2                                 Other Benefits Take Precedence Over Scheduled Distributions.  Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7, 8, or 9, any Annual Deferral Amount, that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.  Notwithstanding the foregoing, the Committee shall interpret this Section 4.2 in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

4.3                                 Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.

(a)                                  If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend deferrals of Base Salary, Bonus, and Director Fees to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency.  If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if suspension of deferrals is not required under applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan.  The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Committee to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution.

(b)                                 The payout shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Committee, in its sole discretion, determines that suspension is required by applicable tax law.

(c)                                  If the Committee, in its sole discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval.  If the Committee, in its sole discretion, approves a Participant’s petition for suspension and payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval.

(d)                                 Notwithstanding the foregoing, the Committee shall interpret all provisions relating to suspension and/or payout under this Section 4.3 in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

ARTICLE 5

Change in Control Benefit

5.1                                 Change in Control Benefit.  A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an Election Form whether to (i) receive a Change in Control Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, or (ii) to have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Account Balance remain subject to the terms and conditions of the Plan.  If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan.

5.2                                 Payment of Change in Control Benefit.  The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than sixty (60) days after the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating to a Change in Control Benefit in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

ARTICLE 6
Retirement Benefit

6.1                                 Retirement Benefit.  A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

6.2                                 Payment of Retirement Benefit.

(a)                                  A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to 20 years.  The Participant may change this election one time by submitting an Election Form to the Committee in accordance with the following criteria:

(i)                                     Such Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s originally scheduled Benefit Distribution Date described in Section 1.7(a); and

(ii)                                  The first Retirement Benefit payment is delayed at least five (5) years from the Participant’s originally scheduled Benefit Distribution Date described in Section 1.7(a); and

(iii)                               The election to modify the Retirement Benefit shall have no effect until at least twelve (12) months after the date on which the election is made; and

(iv)                              Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the Retirement Benefit election under this Section 6.2 in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.  Accordingly, if a Participant’s subsequent Retirement Benefit distribution election would result in the shortening of the length of the Retirement Benefit payment period (e.g., a Participant changes an existing distribution election from annual installments to a lump sum payment; from 15 annual installments to 5 annual installments, etc.), and the Committee determines such election to be inconsistent with applicable tax law, the election shall not be effective.

The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit.  If a Participant does not make any election with respect to the payment of the Retirement Benefit in connection with his or her commencement of participation in the Plan, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a lump sum.

(b)                                 The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Participant’s Benefit Distribution Date.  Remaining installments, if any, shall be paid no later than sixty (60) days after the first day of each Plan Year following the Plan Year in which the Participant’s Benefit Distribution Date occurs.

ARTICLE 7
Termination Benefit

7.1                                 Termination Benefit.  A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

7.2                                 Payment of Termination Benefit.  The Termination Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 8
Short-Term Disability Waiver; Disability Benefit

8.1                                 Short-Term Disability Waiver.

(a)                                  Waiver of Deferral.  If a Participant is both (i) suffering from a Short-Term Disability, and (ii) receiving less than 100 percent of his or her Base Salary or Director Fees during the period of such Short-Term Disability, then such Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the Participant first suffered a Short-Term Disability.  During the period of Short-Term Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provision of those Articles.

(b)                           Deferral Following Short-Term Disability.  If a Participant (i) returns to employment, or service as a Director, with an Employer after a Short-Term Disability ceases, and (ii) payment of 100 percent of his or her Base Salary or Director Fees recommences, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

(c)                            Notwithstanding the foregoing, the Committee shall interpret all provisions relating to waiver of a Participant’s deferral commitment under this Section 8.1 in a manner that is consistent with applicable tax law, including, but not limited to, guidance issued after the effective date of this Plan.

8.2                                 Disability Benefit.

(a)                                  Disability Benefit.  Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

(b)                                 Payment of Disability Benefit.  The Disability Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 9
Death Benefit

9.1                                 Death Benefit.  A Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

9.2                                 Payment of Death Benefit.  The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 10
Beneficiary Designation

10.1                           Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant.  The Beneficiary(ies) designated under this Plan may be the same as or different from the Beneficiary(ies) designated under any other plan of an Employer in which the Participant participates.

10.2                           Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his or her Beneficiary(ies) by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3                           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4                           No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5                           Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary(ies) to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6                           Discharge of Obligations.  The payment of benefits under the Plan to a Participant’s Beneficiary(ies) shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1                           Paid Leave of Absence.  If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2                           Unpaid Leave of Absence.  If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken.  During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections.  However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

ARTICLE 12
Termination of Plan, Amendment or Modification

12.1                           Termination of Plan.  Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, each Employer reserves the right to Terminate the Plan (as defined in Section 1.36).  In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective.  Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles.  The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

12.2                           Amendment.  The Board may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 shall be effective.

12.3                           Plan Agreement.  Despite the provisions of Sections 12.1 and 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

12.4                           Effect of Payment.  The full payment of a Participant’s vested Account Balance under Articles 4, 5, 6, 7, 8, or 9 of the Plan shall completely discharge all obligations to such Participant and his or her Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 13
Administration

13.1                           Committee Duties.  This Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint.  Members of the Committee may be

Participants under this Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, including interpretations of this Plan, and find facts necessary to make such determinations as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, the Company or appropriate experts, including agents and actuarial experts.  The Committee may, in its sole discretion and from time to time, delegate any administrative or ministerial duties related to the Plan to any officers or staff of the Company.

13.2                           Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may but need not, be counsel to any Employer.

13.3                           Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.4                           Indemnity of Committee.  All Employers shall indemnify and hold harmless the members of the Committee from any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such Employee.

13.5                           Employer Information.  To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1                           Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1                           Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

15.2                           Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, in which case such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3                           Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)                                  may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

15.4                           Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time, such extension may not exceed a period of sixty (60) days from the end of the initial period.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5                           Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16
Trust

16.1                           Establishment of the Trust.  In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan, (the “Trust”).

16.2                           Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3                           Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1                           Status of Plan.  The Plan is not intended to be a plan qualified within the meaning of Code Section 401(a) and is intended to be “unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan shall be administered and interpreted in a manner consistent with that intent.

17.2                           Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3                           Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4                           Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5                           Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and a Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge a Participant at any time.

17.6                           Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7                           Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8                           Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9                           Governing Law.  Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Nevada without regard to its conflicts of laws principles.

17.10                     Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Las Vegas Sands, Inc.

Attn: Chairman of the Compensation Committee

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of such Participant.

17.11                     Successors.  The provisions of this Plan shall bind and inure to the benefit of each Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12                     Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.13                     Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14                     Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15                     Court Order.  Notwithstanding the language in Section 17.4 to the contrary, the Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan.  Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

17.16                     Insurance.  The Employers, on their own behalf or, if applicable, on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of a

Participant, in such amounts and in such forms as the Employer or Trustee of the Trust may elect.  The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, this Plan document is adopted as of November 18, 2004.

Las Vegas Sands, Inc., a Nevada corporation

By:
Title: